Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-43309, 33-63719, 333-85864 and 333-103097-02) and Form S-8 (Nos. 33-65461, 333-09685, 333-25039, 333-36987, 333-61532, 333-62199, 333-73540, 333-93223, 333-93225, 333-99147, 333-102304, 333-102305, 333-116238 and 333-116251) of Unocal Corporation of our report dated March 8, 2005, except for Note 8, as to which the date is May 26, 2005, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Los Angeles, California

May 26, 2005